September 9, 2013

AmericaFirst Securities, Inc.

8150 Sierra College Blvd., Suite 290

Roseville, CA 95661

The Bank of New York Mellon

as Trustee of

AmericaFirst Quantitative Trust —

AmericaFirst Defensive Growth &

Income Portfolio, Series 3

2 Hanson Place

Brooklyn, New York 11217

Re:	AmericaFirst Defensive Growth & Income Portfolio, Series 3

Ladies and Gentlemen:

We have acted as special Kansas counsel to AmericaFirst Defensive Growth & Income Portfolio, Series 3 (the “Trust”), a trust created pursuant to the Trust Agreement dated April 30, 2013, including the Standard Terms and Conditions of Trust referenced therein (the “Trust Agreement”), by and between AmericaFirst Securities, Inc., a Kansas corporation, as depositor, evaluator and supervisor thereunder (the “Depositor”) and The Bank of New York Mellon, as trustee (the “Trustee”), in connection with the preparation and filing by the Depositor with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-6 on July 31, 2013 (as amended from time to time, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offer, issuance and sale under the Securities Act of units of fractional undivided interest in and ownership of the Trust (collectively, the “Units”).

As special Kansas counsel to the Trust, we have examined the originals or copies, certified or otherwise identified to our satisfaction as being true copies, of the following, and any other documents that we deem necessary in connection with rendering this opinion:

(i)	The Trust Agreement, certified as of the date hereof by an officer of the Depositor;

September 9, 2013

(ii)	The articles of incorporation of the Depositor, certified as of the date hereof by an officer of the Depositor;

(iii)	The by-laws of the Depositor, certified as of the date hereof by an officer of the Depositor;

(iv)	A certificate of good standing with respect to the Depositor issued by the Secretary of State of the State of Kansas as of September 5, 2013;

(v)	A closing memorandum, including resolutions of the Board of Depositor relating to, among other things, (a) ratification, confirmation, approval and adoption of all actions taken by appropriate officers and employees of the Depositor in connection with the creation and establishment of all unit investment trusts and (b) ratification, confirmation, approval and adoption of all actions taken by the aforesaid officers and employees of Depositor in connection with the obtaining or continuing the registration of said unit investment trusts; and

(vi)	The resolutions of the stockholder of the Depositor concerning, among other things, the authorization of the execution and delivery of the Trust Agreement, certified as of the date hereof by an officer of the Depositor.

With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, and (v) that all certificates issued by public officials have been properly issued.

As to certain matters of fact relevant to the opinions in this opinion letter, we have relied on a certificate of an officer of the Depositor. We have also relief on certificates of public officials. We have not independently established the facts, or in the case of certificates of public officials, the other statements, so relied upon.

The opinions set forth below are limited to the effect of the laws of the State of Kansas, as in effect on the date hereof, and we express no opinion as to the applicability or effect of the laws of any other jurisdictions. Without limiting the preceding sentence, we express no opinion as to any federal, state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance and sale of the Units.

September 9, 2013

On the basis of and subject to the foregoing, and in reliance thereon, and subject to the limitations and qualifications set forth in this opinion letter, we are of the opinion that:

1.	The Depositor is duly incorporated, validly existing and in good standing under the Kansas General Corporation Code.

2.	The Depositor has the corporate power and authority to execute and deliver the Trust Agreement, and that the Trust Agreement has been duly authorized by the Depositor.

3.	To the extent that execution and delivery of the Trust Agreement is governed by the laws of the State of Kansas, that the Depositor has duly executed and delivered the Trust Agreement.

The opinions expressed in this opinion letter (i) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (ii) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the addressee of this opinion letter or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter. Paul Hastings LLP may rely on the opinions set forth in this opinion letter insofar as they relate to matters governed by the laws of the State of Kansas in connection with an opinion of even date herewith rendered by Paul Hastings LLP to the Depositor and the Trustee.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, BERKOWITZ OLIVER WILLIAMS SHAW & EISENBRANDT LLP